PRESS RELEASE

For Immediate Release

China BAK Battery Provides Business Update, Restructures Business Units

Shenzhen, China - May 2, 2007 - China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in China and in the world, as measured by production output, today provided a business update regarding results for the second quarter of fiscal 2007 (FY07) ended March 31, 2007. China BAK expects to report its quarterly financial results with the Securities and Exchange Commission on Form 10-Q by May 8, 2007. The financial results presented herein are preliminary, and it is possible that adjustments could be made before China BAK files its Form 10-Q for the quarter.

BAK expects to report revenues for the second quarter of FY07 of approximately $29.5 million, down 22.7% from $38.2 million for the second quarter of fiscal 2006 (FY06); gross profit of approximately $6.1 million, or 20.8% of revenues, for the second quarter of FY07, down from $12.2 million, or 32.0% of revenues, for the second quarter of FY06; and net income of approximately $0.4 million for the second quarter of FY07, down from $7.6 million for the second quarter of FY06. These declines were primarily due to lower sales volume for prismatic cells as it took time for the market to accept the rise in sales prices caused by a significant increase in the purchase cost of raw materials, especially lithium cobalt dioxide, which increased approximately 30%-40% in March quarter. Sales of high power lithium-ion cells, polymer cells and cylindrical cells increased in March quarter.

“During the quarter, our revenues declined due to increasing competition in the prismatic cell market. As the purchase cost of raw materials rose dramatically, many manufacturers attempted to pass these costs on to their customers in the form of higher prices. In response, customers delayed orders or sought alternate suppliers, causing a decline in sales volume. We recently modified our sales policies and made other internal organizational adjustments. As a result, the sales volume for prismatic cells has begun to improve. We are also seeing more orders for our laptop and lithium polymer cells, which should also improve our top line,” said Xiangqian Li, China BAK’s chief executive officer.

BAK also announced that in March, it restructured its operations in an effort to streamline corporate resources and improve internal efficiency, with a particular focus on manufacturing and sales. The new vertically-integrated structure is organized in three major business units focused on the company’s main product lines: prismatic, cylindrical and polymer cells. During the quarter, the company added two key members to its manufacturing engineering staff, each of whom has over 20 years’ experience in the lithium-ion industry, and will lead the BAK engineering team to become a world class engineering force.

“We faced higher raw materials costs, which combined with lower revenues, significantly impacted our margins on a year-over-year basis. While we anticipate further increases in the price of cobalt, we are increasing the application of alternative raw materials to reduce the material cost for our prismatic and cylindrical lithium ion cells,” further commented Mr. Li. “By engaging two highly experienced chief engineers, we expect to improve the quality and yield of our polymer and cylindrical battery cells and obtain qualification from potential OEM customers.”

China BAK Battery Inc.

“At quarter end, our available credit under our short-term and long-term facilities was $110.5 million, and with the continuous improvement of our accounts receivable collections and positive cash flow, we believe we have sufficient resources to support our business development. We believe that we will ultimately improve our profitability and competitiveness once we receive qualification status from top tier OEM companies and complete any related investments in equipment and infrastructure. This will provide the increased volume of business needed to absorb the higher fixed overhead costs,” Mr. Li concluded.

About China BAK Battery Inc.
China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in China and in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers, cordless power tools and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and personal digital assistants, or PDAs. China BAK Battery, Inc.'s 1.9 million square feet facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China's cellular phone replacement battery market.

Safe Harbor Statement
This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30,2006 for specific details on our risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Company Contact:
Jim Groh
Tel: +1-843-342-7809
Email: jim@BAKbattery.com

Investor Relations Contact:
Crocker Coulson
Tel: +1- 646-213-1915
Email: crocker.coulson@ccgir.com

Or
Elaine Ketchmere
Tel: +1-310-477-9800, ext. 119
Email: elaine.ketchmere@ccgir.com

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China BAK Battery Inc.